EXHIBIT 21.1

Subsidiaries of ReGen Biologics, Inc.

STATE OF
SUBSIDIARY NAME	INCORPORATION
RBio, Inc.
DBA ReGen Biologics, Inc.	Delaware
MetaContent, Inc.	Delaware